As filed with the Securities and Exchange Commission on December 13 , 2018.

Registration No. 333-226068

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 3 )

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8211	46-4116523
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1045 Progress Circle

Lawrenceville, Georgia 30043

(404) 891-1122

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Mark Elliot

Chief Executive Officer

Boxlight Corporation

1045 Progress Circle

Lawrenceville, Georgia 30043

(404) 891-1122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum Tahra T. Wright David J. Levine Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000	Stephen A. Weiss Megan J. Penick CKR Law, LLP 1330 Avenue of the Americas New York, NY 10019 (212) 259-7300	Lawrence Nusbaum Andrew Russell Gusrae Kaplan & Nusbaum PLLC 120 Wall Street New York, NY 10005 (212) 269-1400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Class A Common Stock, par value of $0.0001 per share	$11,500,000	$1,431.75

(1)	Includes shares of common stock issuable upon exercise of the underwriters’ option to purchase shares of our common stock to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (Reg. No. 333-226068) is being filed to (i) include Exhibit 1.1 – Form of Underwriting Agreement and (ii) update Part II, Item 13. Other Expenses of Issuance and Distribution. There have been no other changes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Item	Amount
SEC registration fee	$1,431.75
FINRA filing fees	2,225
Accountants’ fees and expenses	25,000
Legal fees and expenses	75,000
Underwriters’ reimbursable expenses, including legal fees	50,000
Transfer Agent’s fees and expenses	1,500
Printing and engraving expenses	3,500

Total Expenses	$158,656.75

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation, and accordingly, we are subject to the corporate laws under the Nevada Revised Statutes. Article 9 of our Amended and Restated Articles of Incorporation, Article 8 of our by-laws and the Nevada Revised Business Statutes, contain indemnification provisions.

Our Amended and Restated Articles of Incorporation provides that we will indemnify, in accordance with our by-laws and to the fullest extent permitted by the Nevada Revised Statutes or any other applicable laws, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the corporation, by reason of such person acting as a director or officer of the corporation or any of its subsidiaries against any liability or expense actually and reasonably incurred by such person. We will be required to indemnify an officer or director in connection with an action, suit or proceedings initiated by such person only if (i) such action, suit or proceeding was authorized by the Board and (ii) the indemnification does no relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. Indemnification shall include payment by us of expenses in defending an action or proceeding in advance of final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it’s ultimately determined that such person is not entitled to indemnification.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

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We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Please read “Item 17. Undertakings” for more information on the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities issued by us within the past three years. Also included is the consideration received by us for such securities, if any, and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

In April 2016 and in connection with the acquisition of Mimio, we issued a $2,000,000 note payable to Marlborough Brothers Family Trust. In August 2017, the note was converted into 330,135 shares. Marlborough Brothers Family Trust is a trust established for the benefit of members of the families of Adam Levin and Michael Pope. Mr. Pope is the President and a member of our board of directors. The notes were issued pursuant to an exemption from registration under section 4(2) of the Securities Act.

On September 29, 2016, we issued a $2,000,000 convertible promissory note to Everest Display Technologies, Inc. (“EDI”) in payment of a portion of accrued accounts payable owed to EDI. The note was converted into 327,027 shares. The note was issued pursuant to an exemption from registration under section 4(2) of the Securities Act.

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On September 29, 2016, K Laser International, Inc., an affiliate of EDI, purchased for $1,000,003, an aggregate of 178,572 shares of our Class A common stock. The shares were issued pursuant to an exemption from registration under section 4(2) of the Securities Act. In addition, Boxlight Parent also sold additional 18,014 and 33,865 shares of Class A common stock for $19,000 and $200,004 in September and November 2016, respectively.

In October and November, 2016, Boxlight Parent issued to 5 accredited investors (including Mark Elliott, our Chief Executive Officer) an aggregate of 204,650 additional shares of our Class A common stock at a price of $1.055 per share. The purpose of the issuances of these $1.055 Shares was intended to reduce debt and related obligations aggregating $215,829 that was owed to such individuals. In October 2016, Boxlight Parent issued additional 3,556 shares at $5.91 per share to settle accounts payable of $21,000.

In connection with the May 2018 acquisition of Cohuborate Ltd., Boxlight Parent issued 257,200 shares of its Class A Common Stock to the three shareholders of Cohuborate, Ltd.

On May 16, 2018, the Company entered into an unsecured promissory note agreement for $500,000 with a third-party lender. The note bears an interest rate of 7% and matures on February 16, 2019. In addition, the Company issued 5,715 shares of its Class A common stock to the lender. If the Company fails to pay the note on the maturity date, the note may be converted into its Class A common stock at a price of $4.00 per share at the option of the holder.

In connection with the June 2018 acquisition of Qwizdom, Inc and its subsidiary Qwizdom UK Limited, Boxlight Parent issued 142,857 shares of its Class A Common Stock to the two shareholders of Qwizdom, Inc.

In connection with the August 2018 acquisition of EOSEDU, LLC (“EOS Education”), Boxlight Parent issued 100,000 shares of its Class A Common Stock to the two shareholders of EOS Education.

The above securities were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules.

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(6) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(7) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1* *	Form of Underwriting Agreement

3.1	Eleventh Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 in the Draft Registration Statement on Form S-1 (Reg. No. 377-00845) filed on November 12, 2014).

3.2	Bylaws (Incorporated by reference to Exhibit 3.3 in the Draft Registration Statement on Form S-1(Reg. No. 377-00845) filed on November 12, 2014).

4.1	Certificate of Designations of Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 4.4 in the Draft Registration Statement on Form S-1 (Reg. No. 377-00845) filed on November 12, 2014).

4.2	Certificate of Designations of Series B Convertible Preferred (Incorporated by reference to Exhibit 34.5 in the Draft Registration Statement on Form S-1 (Reg. No. 377-00845) filed on November 12, 2014).

4.3	Amended and Restated Certificate of Designations of Series C Convertible Preferred Stock (Incorporated by reference to Exhibit 4.6 in the Draft Registration Statement on Form S-1(Reg. No. 377-00845) filed on November 12, 2014).

4.4	Form of Warrant Held by Vert Capital Corp. (Incorporated by reference to Exhibit 4.6 in the Draft Registration Statement on Form S-1(Reg. No. 377-00845) filed on February 12, 2015).

4.5	Form of Warrant Held by Lackamoola, LLC (Incorporated by reference to Exhibit 4.7 in the Draft Registration Statement on Form S-1 (Reg. No. 377-00845) filed on November 12, 2014).

4.6	Form of Subscription Agreement for $1.00 per share (Incorporated by reference to Exhibit 4.6 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on October 28, 2016).

4.7	Share Purchase Agreement, dated as of May 10, 2016 by and among Everest Display, Inc., Guang Feng International Ltd., Boxlight Holdings, Inc., the registrant, Boxlight Inc., Boxlight Latinoamerica, S.A. DE C.V. and Boxlight Latinoamerica, Servicios S.A. DE C.V. (Incorporated by reference to Exhibit 10.1 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on May 13, 2016).

4.8*	Operating Agreement of EOSEDU, LLC by and between the Registrant and EOSEDU, LLC dated September 17, 2018

5.1*	Opinion of Loeb & Loeb LLP

10.1	Amended and Restated Share Exchange Agreement, dated as of May 9, 2016, by and among Vert Capital Corp. and the former members of Genesis Collaboration LLC, the Delaware subsidiary of the registrant (Incorporated by reference to Exhibit 10.2 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on May 13, 2016).

10.2	Membership Interest Purchase Agreement, dated as of April 1, 2016, by and among the registrant, Mim Holdings, Inc., Mimio LLC and the Marlborough Partners Family Trust (Incorporated by reference to Exhibit 10.13 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on May 13, 2016).

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10.3	Trademark Assignment between Herbert Myers, the registrant and Boxlight Inc. (Incorporated by reference to Exhibit 10.6 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on May 13, 2016).

10.4 *	Employment Agreement by and between Boxlight Corporation and James Mark Elliott, dated November 30, 2017.

10.5 *	Employment Agreement by and between Boxlight Corporation and Michael Pope, dated November 30, 2017.

10.6 *	Employment Agreement by and between Boxlight Corporation and Sheri Lofgren, dated November 30, 2017.

10.7 *	Employment Agreement by and between Boxlight Corporation and Henry Nance, dated November 30, 2017.

10.8	$2,000,000 convertible promissory note of the registrant to Mim Holdings, dated as of April 1, 2016 (Incorporated by reference to Exhibit 10.14 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on May 13, 2016)

10.9	Agreement by and between Loeb & Loeb LLP and the registrant (Incorporated by reference to Exhibit 10.38 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on December 28, 2015)

10.10	Amendment No. 2 to Membership Interest Purchase Agreement among Skyview Capital, LLC, Mimio LLC, MIM Holdings, LLC and the registrant. (Incorporated by reference to Exhibit 10.30 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on December 15, 2016)

10.11	Amendment No. 3 to Membership Interest Purchase Agreement among Skyview Capital, LLC, Mimio LLC, MIM Holdings, LLC and the registrant (Incorporated by reference to Exhibit 10.1 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on August 12, 2016)

10.12	Promissory Note between Boxlight Inc. and AHA Inc Co Ltd. (Incorporated by reference to Exhibit 10.32 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on July 11, 2016)

10.13	Loan and Security agreement with Hitachi Capital America Corp (Incorporated by reference to Exhibit 10.1 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on August 12, 2016)

10.14	Crestmark Loan and Security Agreement (Incorporated by reference to Exhibit 10.35 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on January 12, 2017)

10.15	Amendment 1 to Share Purchase Agreement and Option Agreement by and Among Everest Display, Inc., Guang Feng International, Ltd., Boxlight Holdings, the Registrant, Boxlight Inc., Boxlight Latinoamerica S.A. and Boxlight Latinoamerica Servicios, S.A. DE C.V. (Incorporated by reference to Exhibit 10.36 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on October 28, 2016)

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10.16	Subscription Agreement between K Laser International Co., Ltd. And the Registrant for $1,000,000 equity investment at $5.60 per share (Incorporated by reference to Exhibit 10.37 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on October 28, 2016)

10.17	$2,000,000 Convertible Promissory Note between the Registrant and Everest Display, Inc., dated September 29, 2016 (Incorporated by reference to Exhibit 10.38 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on October 28, 2016)

10.18	Notice of Default – Skyview Capital (Incorporated by reference to Exhibit 10.39 in the Registration Statement on Form S-1(Reg. No. 333-204811) filed on January 12, 2017).

10.19	Account Sale and Purchase Agreement, dated May 5, 2017, between Sallyport Commercial Finance LLC and registrant.* (Incorporated by reference to Exhibit 10.19 in the Annual Report on Form 10-K filed on April 2, 2018)

10.20*	Stock Purchase Agreement and exhibits among the Registrant, Cohuborate, Ltd. and the shareholders of Cohuborate, Ltd.

10.21*	$500,000 promissory note from the Registrant to Harbor Gates Capital, LLC

10.22*	June 21, 2018 warrant to purchase 270 shares of Class A common stock issued to Canaan Parish LLC

10.23*	June 21, 2018 warrant to purchase 25,000 shares of Class A common stock issued to Lackamoola, LLC

10.24*	Membership Interest Purchase Agreement, dated as of September 17, 2018

10.25*	Employment Agreement, dated September 1, 2018 by and between the Registrant and Aleksandra Leis

10.26*	Employment Agreement, dated September 1, 2018 by and between the Registrant and Daniel Leis

21	Subsidiaries (Incorporated by reference to Exhibit 21 in the Annual Report on Form 10-K filed on April 2, 2018)

23.1*	Consent of Loeb & Loeb LLP (contained in Exhibit 5.1).

23.2*	Consent of GBH CPAs, PC.

24.1*	Power of Attorney (included in signature page).

(*) Previously filed.

(**) Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lawrenceville, of the State of Georgia, on this 13th day of December, 2018.

BOXLIGHT CORPORATION

By:	/s/ JAMES MARK ELLIOTT
James Mark Elliott
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES MARK ELLIOTT	Chief Executive Officer and Chairman of the Board	December 13 , 2018
James Mark Elliott	(Principal Executive Officer)

/s/ JAMES MARK ELLIOTT	Chief Operating Officer	December 13 , 2018
Henry (“Hank”) Nance

/s/ TAKESHA BROWN	Chief Financial Officer	December 13 , 2018
Takesha Brown	(Principal Financial and Accounting Officer)

/s/ JAMES MARK ELLIOTT	President and Director	December 13 , 2018
Michael Pope

/s/ JAMES MARK ELLIOTT	Director	December 13 , 2018
Tiffany Kuo

/s/ JAMES MARK ELLIOTT	Director	December 13 , 2018
Steve Hix

/s/ JAMES MARK ELLIOTT	Director	December 13 , 2018
Dale Strang

/s/ JAMES MARK ELLIOTT	Director	December 13 , 2018
Dr. Rudolph Crew

/s/ JAMES MARK ELLIOTT	Director	December 13 , 2018
Harold Bevis

*/s/ JAMES MARK ELLIOTT
Attorney-in-Fact

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